Exhibit 10.71

December 19, 2008

Mr. Charles A. Portwood

Executive Vice President

TO&PS Operational Excellence

Wyeth

500 Arcola Road

Collegeville, PA 19426

Dear Charlie:

We are pleased to confirm your new position with Wyeth as Executive Vice President, TO&PS Operational Excellence, effective November 20, 2008. We would also like to take this opportunity to confirm that you are still entitled to severance of two years’ base salary in the event that your employment is terminated by Wyeth for reasons other than gross misconduct, theft, or conviction of a felony, as set forth in your offer letter dated October 5, 2001, subject to the changes set forth below (any severance to be paid in connection with a change of control shall be governed by the Change of Control Agreement entered into by and between you and Wyeth).

In the event that your employment is terminated by Wyeth for reasons other than gross misconduct, theft, or conviction of a felony then, in exchange for executing a general release of all claims (in substantially the form prescribed by the Company) within forty-five days following your separation from service from Wyeth and not revoking such release, you will be eligible for severance equal to two years’ base salary. The severance will be paid to you in twenty-four equal monthly installments commencing on the first regularly scheduled payroll date of the third full month following the month in which you separated from service (e.g., if you terminate on September 15, payments will begin with the first payroll date in December). However, if you are a “Specified Employee” (as determined by the Company in accordance with Treasury Regulation 1.409A-1(i)), no severance payments will be made until the first regularly scheduled payroll date of the seventh month following your separation from service and on such payroll date you will receive a payment equal to 7/24ths of your severance. The balance of your severance will be paid in equal portions monthly thereafter.

Please indicate your agreement with the above terms by signing and dating this letter in the space provided below, and returning this document to me by no later than 5 p.m. EST on December 31, 2008.

Sincerely,

/s/ Denise M. Peppard

Denise M. Peppard

Senior Vice President

Human Resources

Accepted: /s/ Charles A. Portwood	Date: December 22, 2008

Charles A. Portwood